Share Transfer Agreement

By and between:LOLLICUP U.S.A. INC. (Hereinafter Party A)

KEARY GLOBAL GROUP, LTD. (Hereinafter Party B)

WHEREAS, Party A formerly signed an agreement with Happiness Moon Co., Ltd. to establish Bio Earth Technology Co., LTD. via joint venture ("Bio Earth") on April 6, 2022. NOW, both parties hereby agree as follows regarding the rights and obligations aimed at the joint venture agreement under dispute and share transfer as follows:

1. Both parties agree that Party A shall transfer 14,725,200 shares of Bio Earth held (the "Subject Shares") to Party B under the conditions as follows:
   (1) Party A agrees to transfer its Bio Earth shares held, totaling 14,725,200 shares, to Party B at a price of 185,537,520.00 TWD (the "Trading Price").
   (2) Party B shall pay the Trading Price to Party A within the three business days of obtaining the appropriate government approval. The amount shall be remitted to an account appointed by Party A.
   (3) The share transfer shall occur on the same day Party B pays the Trading Price.
   (4) The share transfer will be effective automatically from the day following the approval of the Investment Commission, and Party A shall cooperate with the change in the shareholder roster. Party B shall cooperate with providing assistance as necessary during the process of the share transfer (including, but not limitation to, relevant documents).
2. Party B shall be responsible for various taxes and expenses derived from the share transfer.
3. This agreement shall be effective from the execution date of this agreement.
4. If Party B fails to make the payment in full to Party A as due, Party B shall pay 0.1% of the Trading Price per day as a penalty. In addition, Party B shall be responsible for compensation for any damages suffered by Party A. In case

Party A fails to pay the amount due following notice, Party A may terminate this agreement unconditionally.

5. The parties hereby acknowledge and agree that any and all rights and fees in connection with a termination of the joint venture by Party B after the date of this agreement shall be on the same terms as the rights and fees currently provided to Party A by Happiness Moon Co., Ltd.. This agreement shall be applicable and construed in accordance with laws of the Republic of China (Taiwan). In case of any lawsuit derived from this agreement, both parties agree that the Taiwan Taipei District Court shall be the juridical court of first instance.

6. This agreement is prepared in duplicate and both parties shall retain one original each for record.

By: 05/08/2023

Party A: LOLLICUP U.S.A. INC.

Legal Representative: Alan Tsung Yu

Address: 6185 KIMBALL AVE. CHINO, CA 91708, USA

Party B: KEARY GLOBAL GROUP, LTD.

Legal Representative: Yu, Tsung-Guang

Address: No. 5, Sec. 5, Xinyi Rd., Taipei City (Rm 6A06, 6F)

Date: